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                                 PXRE GROUP LTD.

                 DIRECTOR EQUITY AND DEFERRED COMPENSATION PLAN

SECTION 1. PURPOSE

        The purpose of the Plan is to attract and retain highly qualified persons to serve as non-employee Directors of PXRE Group Ltd. by providing the Directors with greater flexibility in the form and timing of receipt of compensation for services on the Board of Directors, and an opportunity to obtain a greater proprietary interest in the Company's success and progress through receipt of fees in the form of Shares and Options on Shares, thereby aligning the Director's interests with the interests of the stockholders of the Company.(1)

SECTION 2. DEFINITIONS

        Whenever used in this plan, the following terms shall have the definitions set forth in this section:


2.1   --  "ACCOUNT" shall have the meaning provided in Section 8.3.

2.2 -- "ANNUAL RETAINER" shall mean the annual retainer fee payable to a Director for serving as a Director of PXRE Group Ltd.

2.3 -- "BOARD OF DIRECTORS" or "BOARD" shall mean the Board of Directors of PXRE Group Ltd.

2.4   --  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

2.5   --  "COMPANY" shall mean PXRE Group Ltd.

2.6 -- "DIRECTOR" shall mean a member of the Board of Directors who is not a full-time

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(1)       The Plan was originally a plan of PXRE Corporation, a Delaware corporation ("PXRE Corp."), which provided, among other things, for the grant of PXRE Corp. common stock. Pursuant to an Agreement and Plan of Merger dated as of July 7, 1999 among the Company, PXRE Corp. and PXRE Merger Corp., PXRE Corp. reorganized so that, among other things, the Company, a Bermuda corporation, became the parent holding company for PXRE Corp. As a result of the reorganization, each outstanding share of PXRE Corp. under the Plan was automatically converted into one common share of the Company. Additionally, pursuant to the reorganization, the Company assumed all of the obligations of PXRE Corp. under the Plan.




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          employee of the Company or a subsidiary.

2.7 -- "DIRECTOR FEES" shall mean all cash compensation payable to a Director, including the Annual Retainer, committee membership fees, fees associated with a chair and fees for attendance at meetings of the Board and its committees, but not including reimbursements for expenses.

2.8 -- "DISABILITY" shall mean the inability, in the judgment of the Board, of a Director to perform his or her duties due to mental or physical impairment.

2.9 -- "EFFECTIVE DATE" shall mean the date provided in Section 13 of the Plan.

2.10 -- "FAIR MARKET VALUE" shall mean the average of the high and low per share prices quoted for Shares on the New York Stock Exchange over the twenty (20) trading days prior to the December 31 immediately preceding the calendar year for which the Annual Retainer is payable. If the Shares are not publicly traded, Fair Market Value shall be determined by the Board in a manner consistent with the requirements of Section 422 of the Code.

2.11  --  "GRANT DATE" shall have the meaning provided in Section 7.2.

2.12 -- "OPTION" shall mean an option to purchase Shares granted under Section 7 of the Plan.

2.13 -- "OPTION VALUE" shall mean the value of an Option determined as of the December 31 immediately preceding the calendar year for which the Annual Retainer is payable in accordance with the Black-Scholes option valuation model and assumptions consistent with those used by the Company in preparing footnotes to the Company's financial statements under Statement of Financial Accounting Standards No. 123, with a 20% discount to compensate for the additional risk.

2.14 -- "RULE 16b-3" shall mean Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

2.15 -- "SHARES OF STOCK" or "SHARES" shall mean Common Shares, par value $1.00 per share, of the Company.


SECTION 3.  AMOUNT OF SHARES

        The number of Shares which may be issued and sold under the Plan shall not exceed 250,000 Shares, subject to adjustment as provided in Section 7.3 below. The Shares to be issued may be either authorized and unissued Shares, treasury Shares, issued Shares acquired by the Company or its subsidiaries or any combination thereof. In the event that Options granted under the Plan shall terminate or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options.




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SECTION 4. ELIGIBILITY AND PARTICIPATION

        Each Director in office on the Effective Date of the Plan shall be eligible to participate in the Plan, and each Director elected or reelected after the Effective Date shall be eligible to participate in the Plan upon election or reelection to the Board of Directors.

SECTION 5. ELECTIONS OF FORM AND TIME OF PAYMENT

        5.1 ELECTION ALTERNATIVES. In lieu of receiving all of his or her Annual Retainer and other Director Fees in cash at such time as such Fees are payable under the policies and practices of the Company, a Director may elect to:

        (a) convert all or a portion (in increments of 25%) of his or her Annual Retainer into Shares as provided in Section 6;

        (b) convert all or a portion (in increments of 25%) of his or her Annual Retainer into Options as provided in Section 7; and

        (c) defer the payment of all or a portion of his or her Director Fees as provided in Section 8.

        5.2 ELECTION AGREEMENT. A Director who desires to have any portion of his or her Annual Retainer converted into Shares or Options or to have any portion of his or her Director Fees deferred must complete and deliver an Election Agreement (on a form approved by the Board) to the Treasurer of the Company or other person designated by the Board no later than the December 31 immediately preceding the calendar year for which the Annual Retainer and other Director Fees would be payable; provided, however, that

        (a) any Director in office on the Effective Date of the Plan may make an election with respect to his or her Director Fees not yet earned as of the Effective Date by filing an Election Agreement within thirty (30) days after such Effective Date; and

        (b) any Director elected to the Board after the Effective Date who was not a Director on the preceding December 31 may make an election with respect to his or her Director Fees not yet earned for the calendar year in which he or she is first elected to the Board by delivering an Election Agreement within thirty (30) days after such election.

        An Election Agreement, once timely delivered, shall be effective for the succeeding calendar year(s) unless revoked or modified for a future year by the Director by delivering a new Election Agreement before the December 31 immediately preceding the calendar year for which the new election is to apply. A Participant's election for a given year is irrevocable.




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        If a Director does not provide an Election Agreement, his or her
Director Fees shall be paid pursuant to the Company's policies and practices for the payment of such Fees.

SECTION 6. SHARES

        6.1 NUMBER OF SHARES. A Director who elects to have all or a portion of his or her Annual Retainer paid in the form of Shares shall receive the whole number of Shares that is equal to the amount of his or her Annual Retainer designated in his or her Election Agreement divided by the per Share Fair Market Value of the Shares of the Company, as determined pursuant to Section 2.10. No fractional Shares will be issued, and any remainder of the designated Annual Retainer amount shall be paid to the Director promptly in cash.

        6.2 ISSUANCE OF SHARES. The Company shall issue certificates for such Shares promptly following the date on which the Annual Retainer is payable. Such Shares shall be subject to Section 9.4 of the Plan.

SECTION 7. OPTIONS

        7.1 NUMBER OF OPTIONED SHARES. A Director who elects to have all or a portion of his or her Annual Retainer paid in the form of an Option shall receive an Option to purchase the number of whole Shares determined by dividing the amount of the Annual Retainer designated in his or her Election Agreement by the per Share Option Value, as determined pursuant to Section 2.13. No Option will be issued on fractional Shares, and any remaining amount of the designated Annual Retainer shall be paid to the Director promptly in cash.

        7.2 OPTION AGREEMENTS. The Company shall issue to the Director an Option Agreement as of the date on which the Annual Retainer is payable (the "Grant Date") to evidence the Option granted to the Director. Each Option Agreement shall comply with the following terms and conditions and be in a form approved by the Board:

        (a) Exercise Price. The Option per Share exercise price shall be the per Share Fair Market Value, as determined pursuant to Section 2.10.

        (b) Vesting. The Option shall be 100% exercisable when issued.

        (c) Expiration. No portion of an Option shall be exercisable after the expiration of ten years following the Grant Date, provided that, upon a Director's ceasing to serve as a Director within such ten year period, the Option will expire unless it is exercised within three years following such cessation. If a Director should die within three years following the date he or she ceased to be a Director, the decedent's estate or any person who acquires the right to exercise the Option by reason of the decedent's death may exercise the Option at any time (but in no event after 10 years after the Grant Date) within the period ending on the later of (i) the last day of the period within which the decedent




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        could have exercised the Option but for his or her death and (ii) the first anniversary of such person's death.

        (d) Exercise. A Director may exercise all or part of an Option by delivering a written notice substantially in the form approved by the Board to the Treasurer of the Company identifying the number of whole Shares to be purchased and providing payment in full of the exercise price in United States dollars by certified check or bank draft.

        Options and Shares acquired upon the exercise of an Option shall be subject to Section 9.4.

        7.3 ANTI-DILUTION MEASURES. In the event the outstanding Shares are increased or changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination of Shares or other corporate change, the Board of Directors shall make such substitution or adjustment, if any, as it deems to be equitable, in the number or kind of shares or other securities as to which Options may be granted and in the number of Shares or the exercise price under unexercised Options granted prior to such change.

        In the case of any such substitution or adjustment, the aggregate Option price in each Option Agreement of all the Shares covered thereby prior to such substitution or adjustment shall be the Option price for all the shares or other securities substituted for such Shares or to which such Shares are adjusted, and the Option price per share after such substitution or adjustment shall be determined accordingly; provided, however, that no such determination shall obligate the Company to issue or sell fractional shares or other securities.

SECTION 8. DEFERRALS

        8.1 DEFERRAL CHOICES. A Director who elects to have all or a portion of his or her Director Fees deferred shall make the following irrevocable elections on an Election Agreement:

        (a)    The amount or percentage of Director Fees to be deferred;

        (b)    The length of the deferral period pursuant to Section 8.2;

        (c)    The investment return choice(s) pursuant to Section 8.3; and

        (d) The form of payment of deferred amounts following the end of the deferral period pursuant to Section 8.4.

        In addition, the Director shall designate one or more primary and contingent beneficiaries pursuant to Section 8.5.




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        8.2 DEFERRAL PERIOD. The deferral period elected by each Director with respect to deferrals of Director Fees for any given year shall be at least equal to one (1) year, and no more than fifteen (15) years, following the end of the calendar year in which the Director Fees are earned. However, notwithstanding the deferral period elected by a Director, payment of a Director's Account shall be made to the Director, or the Director's beneficiary designated under Section 8.5, as the case may be, in a single lump sum within sixty (60) days in the event the Director's service as a Director of the Company ceases by reason of death or Disability at any time prior to full payment of the balance of the Director's Account.

        8.3 ACCOUNTS AND INVESTMENT RETURN. The Director Fees which a Director elects to defer shall be credited to an unfunded deferred compensation account maintained by the Company or its agent for bookkeeping purposes (the "Account") on the date the Director Fees otherwise would have been paid to the Director.

        A Director's Account balance will be credited with the investment return (and debited with any losses) experienced on the investment choice or choices specified by the Director from time to time from among the fund or funds of the Company's 401(k) Plan. As of the Effective Date, the funds of the Company's 401(k) Plan are the Baron Asset Fund, GAM International Fund, Oakmark Growth Fund and Vanguard Fixed Income Securities Fund.

        Unless the Board otherwise determines, a Director may change the investment return choice(s) for his or her Account as often as the Director wishes by notifying the Treasurer of the Company or agent of the Company appointed to manage the Accounts under the Plan.

        The obligation of the Company under the Plan to pay the Account balance to a Director or his or her beneficiary constitutes an unsecured promise of the Company to make payments from its general assets, and a Director shall have the status of a general unsecured creditor of the Company with respect to his or her Account.

        8.4 PAYMENT OF ACCOUNT. The balance of a Director's Account shall be paid following the end of the deferral period as elected under Section 8.2 in either (a) a single lump sum cash payment as soon as practicable thereafter, or
(b) annual installments over a period not to exceed fifteen (15) years, in either case as elected by the Director on his or her Election Agreement. The annual installment payments, if elected, will be based upon a Director's then existing Account balance divided by the number of installment payments remaining to be made.

        8.5 DEATH OF DIRECTOR. A Director shall designate on a form approved by the Board a primary and contingent beneficiary or beneficiaries who, upon the Director's death, will receive payment of the Director's Account. All designations shall be signed by the Director, and shall be effective as of the date received by the Treasurer of the Company or other designated agent.



        Directors may change their designations of beneficiary by submitting a new designation




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form. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked designation of beneficiary that has been signed by the Director and delivered by the Director to the Treasurer of the Company or other designated agent prior to the Director's death.

        In the event that all the beneficiaries designated by a Director predecease the Director, the Director's Account balance shall be paid to the Director's estate.

        In the event a Director does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Director or the Director's beneficiaries shall be paid to the Director's estate.

SECTION 9. MISCELLANEOUS PROVISIONS

        9.1 PERSONAL REPRESENTATIVES. In the event any Account or Share is payable to or an Option is exercised by the executors, administrators, heirs, legatees or distributees of the estate of a deceased Director or by the guardian or legal representative of a disabled former Director, the Company shall be under no obligation to issue, make payment or deliver Shares unless and until the Company is satisfied that the person or persons requesting payment or exercising the Option are the duly appointed legal representatives of the deceased Director's estate or the proper legatees or distributees thereof or the duly appointed guardian or legal representative of the disabled former Director.

        9.2 NO RIGHT TO DIRECTORSHIP. Neither the Plan nor any action taken hereunder shall be construed as giving any Director any right to be retained in the service of the Company.

        9.3 NONTRANSFERABLE INTERESTS AND RIGHTS. A Director's interest in an Account or an Option and his or her rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except under a domestic relations order (as defined in Section 414(p) of the Code)) or, in the event of Director's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Director in the Plan shall be subject to any obligation or liability of such Director.

        9.4 COMPLIANCE WITH LAW. The Company shall not be required to deliver any Shares under Section 6 or 7 unless the Committee has determined that it may do so without violation of applicable federal or state laws pertaining to the issuance of securities, and the Company may require any Shares to bear a legend, may give the transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation. No Shares shall be issued under the Plan unless the Director first enters into an agreement with the Company providing for compliance with all such applicable laws. The Company is under no obligation to register the Shares covered by this Agreement under federal securities laws, nor is the Company under any obligation to register any of the Shares or otherwise qualify them for sale under any state law. Any Shares acquired hereunder must be held indefinitely unless they




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are registered under the Securities Act of 1933, as amended (the "Act") or the disposition thereof is exempt from the registration requirements of the Act.

        9.5 EXPENSES. The expenses of the Plan shall be borne by the Company.

        9.6 UNFUNDED. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of Accounts or the issuance of Shares upon exercise of any Option under the Plan, and the payment of Accounts and the issuance of Shares shall be unsecured general obligations of the Company.

        9.7 ACCEPTANCE. By accepting a Share, Option or Account, each Director and each person claiming under or through such person shall be conclusively deemed to have indicated his or her acceptance and ratification of and consent to, any action taken under the Plan by the Company or the Board of Directors.

        9.8 CONSTRUCTION. It is the intent of the Company that the Plan comply in all respects with Rule 16b-3 or any successor rule, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Board may adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

        In all other respects the Plan and Shares, Options and Accounts provided thereunder shall be governed by, and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

SECTION 10. AMENDMENT OR DISCONTINUANCE

        The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable, including, but not limited to, amendments necessary to qualify for any exemption or to comply with applicable law or regulations. Subject to the provision of Section 9.8 relating to Rule 16b-3, no amendment of the Plan shall materially and adversely affect any right of any Director with respect to any Option theretofore granted without such Director's written consent.

SECTION 11. ADMINISTRATION

        The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the Election Agreement, Option Agreement and Beneficiary Designation, have the power to construe the Plan, to determine all questions arising thereunder




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and to adopt and amend such rules and regulations for the administration of the
Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except in circumstances involving actual bad faith.

SECTION 12. TERMINATION

        This Plan shall terminate upon the earlier of the following dates or events to occur:

            (a) upon the adoption of a resolution of the Board terminating the Plan; or

            (b) immediately following the annual meeting of stockholders in 2007.

SECTION 13. EFFECTIVE DATE OF PLAN

        The Plan was originally adopted by the Board of Directors of PXRE Corporation, a Delaware corporation, and became effective as of June 5, 1997.(2)

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(2)  The Plan was approved by the affirmative vote of the holders of a majority of the outstanding shares of PXRE Corporation common stock present in person or represented by proxy at the 1997 Annual Meeting of Stockholders of PXRE Corporation. See Footnote 1.